UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2008

EMPIRE RESORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-12522	13-3714474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 N. Green Valley Parkway, Suite 200, Henderson, NV		89074
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (702) 990-3355

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.

On June 23, 2008, the New York State Senate, and on June 24, 2008, the New York State Assembly passed legislation that will improve the effective tax rate with respect to video gaming machine ("VGM") operations available to Empire Resorts, Inc. (the “Company”) upon the relocation of Monticello Gaming and Raceway to the site of the former Concord Resort.  The legislation provides, among other things, for a significant reduction on the tax rate on VGM operations subject to the project meeting certain economic benchmarks including the investment of at least one billion dollars, the creation of two thousand permanent jobs and an increase in the current contribution to state education from VGM operations.  If such benchmarks are met, the tax rate on VGM operations for the new facility will be the lesser of (i) twenty-five percent of total revenues after payouts for prizes for VGMs or (ii) for the first eight years of operation thirty-eight million dollars, and beginning in the ninth year of operation such amount shall increase annually by the lesser of the increase in the consumer price index or two percent plus New York State shall retain an amount equal to all actual expenses related to operations,  administration  and  procurement  of  VGM operations, provided, however, such amount retained by New York State shall  not  exceed  seven percent  of  total  revenue  after payout of prizes.

On June 25, 2008, the Company issued a press release announcing the New York State Legislature’s approval of the legislation to improve the VGM tax structure upon the relocation of Monticello Gaming and Raceway.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.            Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description

99.1	Press Release dated June 25, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPIRE RESORTS, INC.

Dated: June 25, 2008	By:	/s/ Ronald J. Radcliffe
Name: Ronald J. Radcliffe
Title: Chief Financial Officer